February 10, 2017


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Ladies and Gentlemen:

This letter authorizes the following representatives of The Clorox Company, acting singly, to execute and file with you on my behalf future Forms 3, 4 and 5 respecting my holdings of equity securities of The Clorox Company:

Laura Stein, Executive Vice President, General Counsel and Corporate Affairs Angela Hilt, Vice President, Corporate Secretary and Associate General Counsel Jinho Joo, Senior Corporate Counsel
Cheryl Brice, Assistant Secretary and Corporate & Securities Specialist


Sincerely,

/s/ Russell J. Weiner
Name:  Russell J. Weiner
Title:    Director







The Clorox Company
P.O. Box 24305
Oakland, CA
94623-1305

(510) 271-7000
FAX: (510) 868-6400